EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 and related Prospectus of ECI Telecom Ltd. for the registration of 5,000,000 ordinary shares and to the incorporation by reference therein of our report dated October 29, 2004, with respect to the consolidated financial statements as of July 31, 2004 and 2003 of Laurel Networks, Inc. included in ECI Telecom Ltd.’s Form 6-K filed with the Securities and Exchange Commission on June 6, 2006.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 6, 2006